Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179

REVOLVING CREDIT AGREEMENT

August 25, 2015

Celgene Corporation

400 Connell Drive

Berkeley Heights, New Jersey 07922

Attention of: Mr. Jonathan Biller, Treasurer

Ladies and Gentlemen:

Celgene Corporation, a Delaware corporation (the “Borrower”), has requested JPMorgan Chase Bank, N.A. (the “Lender”) to extend credit to enable it to obtain advances (the “Advances”) in U.S. dollars from time to time during the term of this Agreement in an aggregate principal amount at any time outstanding not to exceed $1,000,000,000, and the Lender has agreed to make Advances on the terms and subject to the conditions set forth or incorporated by reference herein. Accordingly, the parties hereto agree as follows:

SECTION 1.01. Defined Terms; Construction. (a) Incorporation of Definitions. All capitalized terms used in, or in provisions incorporated by reference into, this Agreement but not otherwise defined herein shall be defined as set forth in the Second Amended and Restated Credit Agreement dated as of April 17, 2015, among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent, as amended and in effect on the date hereof (as so amended and in effect, and including the Schedules and Exhibits thereto, the “Existing Credit Agreement”), but with the definitions in the Existing Credit Agreement being modified and construed in accordance with the next sentence. All references in the Existing Credit Agreement, in the definitions set forth therein or in provisions incorporated herein by reference to the Existing Credit Agreement, to (i) “this Agreement”, “hereof”, “hereby”, “hereunder”, “herein” or words or phrases of similar import shall, except as otherwise provided herein, be deemed to be references to this Agreement (including the provisions incorporated by reference herein); (ii) Sections or other subdivisions of the Existing Credit Agreement shall, except as otherwise expressly provided herein, be deemed to be references to such Sections or other subdivisions as incorporated by reference herein; (iii) any “Lender” or “Lenders” shall (except as otherwise provided in Section 1.08 or 1.09) be deemed to be references to the Lender, as defined in this Agreement; (iv) the “Agent” shall (except as otherwise provided in Section 1.09) be deemed to be references to the Lender; (v) any “Eurodollar Rate Advance”, or “Base Rate Advance” shall be deemed to be references to a Eurodollar Rate Advance or Base Rate Advance, as the case may be, made hereunder; (vi) “Advances” or “Borrowings” shall be deemed to be references to the Advances made hereunder; (vii) “Commitment” or “Commitments” shall be deemed to be references to the Commitment (as defined herein); (viii) the “Effective Date” shall be deemed to be references to the date of this Agreement; and (ix) any “Commitment” shall be deemed to be references to the Lender’s Commitment as defined herein.

(b) Certain Additional Definitions. As used in this Agreement (including in the provisions incorporated by reference herein), the following terms shall have the meanings set forth below:

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurodollar Rate Advances
Level 1 A+ / A1 or above	0.000%	0.750%
Level 2 A / A2	0.000%	0.875%
Level 3 A- / A3	0.000%	1.000%
Level 4 BBB+ / Baa1	0.125%	1.125%
Level 5 BBB / Baa2	0.250%	1.250%
Level 6 Lower than Level 5	0.500%	1.500%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A+ / A1 or above	0.060%
Level 2 A / A2	0.070%
Level 3 A- / A3	0.100%
Level 4 BBB+ / Baa1	0.125%
Level 5 BBB / Baa2	0.150%
Level 6 Lower than Level 5	0.200%

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% per annum and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Eurodollar Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for U.S. dollar deposits in the London interbank market (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in U.S. dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Commitment” has the meaning assigned thereto in Section 1.02.

“Effective Date” means, except as otherwise provided herein, the date on which the conditions specified in Section 3.01 of the Existing Credit Agreement, as incorporated by reference herein, are satisfied.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Lender from time to time in its reasonable discretion (such applicable rate being called the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If no LIBO Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Eurodollar Rate for such Interest Period shall be the Interpolated Screen Rate. Notwithstanding the foregoing, if the Eurodollar Rate, determined as provided above, would otherwise be less than zero, then the Eurodollar Rate shall be deemed to be zero for all purposes.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it. Notwithstanding the foregoing, if the Federal Funds Rate, determined as provided above, would otherwise be less than zero, then the Federal Funds Rate shall be deemed to be zero for all purposes.

“Interpolated Screen Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable LIBO Screen Rate for the longest maturity for which a LIBO Screen Rate is available that is shorter than such Interest Period and (b) the applicable LIBO Screen Rate for the shortest maturity for which a LIBO Screen Rate is available that is longer than such Interest Period, in each case at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lender’s Account” means the account most recently identified in a notice by the Lender to the Borrower as the “Lender’s Account”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 6 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless the such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Termination Date” means the earlier of (a) December 31, 2015, and (b) the date of termination in whole of the Commitment.

SECTION 1.02. The Advances. Subject to the terms and conditions set forth or incorporated by reference herein (including those incorporated herein by reference to Sections 3.01 and 3.02 of the Existing Credit Agreement), the Lender agrees to make Advances in U.S. dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount at any time outstanding not to exceed $1,000,000,000 (the “Commitment”). Each Advance shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof. The Borrower may borrow under this Section 1.02, prepay pursuant to Section 2.09 of the Existing Credit Agreement as incorporated by reference herein and reborrow under this Section 1.02. Anything in this Section to the contrary notwithstanding, not more than eight separate Eurodollar Rate Advances may be outstanding at any time.

SECTION 1.03. Requests for Advances. (a) Each Advance shall be made on notice, given not later than (i) 11:00 A.M. (New York City time) on the third Business Day prior to the date thereof in the case of a Borrowing consisting of a Eurodollar Rate Advance or (ii) 11:00 A.M. (New York City time) on the date thereof in the case of a Base Rate Advance, by the Borrower to the Lender. Each such notice shall be by telephone, confirmed immediately in writing, or telecopier, specifying therein (A) the date of such Advance, (B) the Type of such Advance, (C) the amount of such Advance, and (D) in the case of a Eurodollar Rate Advance, the initial Interest Period for such Advance (which shall in no event be of more than three months’ duration). After the Lender’s receipt of such notice and upon fulfillment of the applicable conditions to borrowing, the Lender will make such funds available by wire transfer to an account specified by the Borrower.

(b)         Each notice delivered pursuant to the preceding paragraph (a) shall be irrevocable and binding on the Borrower. In the case of any notice of a Eurodollar Rate Advance, the Borrower shall indemnify the Lender against any loss, cost or expense incurred by the Lender as a result of any failure to fulfill on or before the date specified in such notice the applicable conditions to borrowing, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund the Advance when such Advance, as a result of such failure, is not made on such date.

SECTION 1.04. Maturity. The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of all Advances on the Termination Date.

SECTION 1.05. Fees. The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Percentage on the daily unused amount of the Commitment from the Effective Date until the Termination Date. Accrued commitment fees will be payable in arrears on the last day of September, 2015, and on the Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 1.06. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)         Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each September and December and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)        Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

SECTION 1.07. Funding and Payments. (a) Funding of Advances. Subject to the conditions set forth or incorporated by reference herein, the Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account specified by the Borrower.

(b) Payments Generally. The Borrower shall make each payment hereunder, irrespective of any right of counterclaim, defense, recoupment or set-off and without condition, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Lender’s Account in same day funds.

SECTION 1.08. Incorporation of Certain Provisions of Existing Credit Agreement. The provisions of the following Sections of the Existing Credit Agreement are incorporated herein by reference in their entirety with the modifications provided for below and elsewhere herein, it being agreed that (a) such provisions, including the defined terms used therein and the definitions of such terms in the Existing Credit Agreement, shall be construed in accordance with Section 1.01; (b) references in such provisions to sections or other subdivisions of the Existing Credit Agreement shall be deemed to be references to such sections or subdivisions as incorporated by reference herein (or, in the case of references to provisions that are not incorporated by reference herein, to the corresponding provisions of this Agreement); (c) references in such provisions to notices or payments from or by the Administrative Agent to the Lenders or the Required Lenders or from or by the Lenders or the Required Lenders to the Administrative Agent shall be disregarded or, in the case of any such notice that shall be required for the exercise of any rights hereunder by the Lender, shall be deemed to be references to notices by the Lender to the Borrower; and (d) in the event of any inconsistency between the provisions incorporated herein by reference and the provisions expressly set forth herein, the provisions expressly set forth herein shall control:

Article I: Sections 1.02, 1.03, 1.04;

Article II: Sections 2.04, 2.06(b), 2.07 (with references to Section 2.06(a)(i) and (ii) being deemed to be references to Section 1.06(a)(i) and (ii), respectively, of this Agreement), 2.08 (with references to Section 2.02(b) being deemed to be references to Section 1.02 of this Agreement), 2.09, 2.10, 2.11, 2.12(c) (with the reference therein to Citibank being deemed to refer to the Lender) and (d), 2.13, 2.15, 2.16 and 2.17(a);

Article III: Sections 3.01 (other than subclause (e)(v) thereof and with the introductory language therein being deemed to refer to the effectiveness of this Agreement) and 3.02;

Article IV: Section 4.01 (but with the financial statements referred to in paragraph (e) thereof being deemed to include the unaudited Consolidated financial statements of the Borrower as at March 31 and June 30, 2015, and for the portions of the fiscal year then ended);

Article V: All Sections of Article V (with references therein to the Effective Date being deemed to refer to such term as defined in the Existing Credit Agreement and references to Schedules “hereto” being deemed to refer to Schedules to the Existing Credit Agreement);

Article VI: Section 6.01;

Article VIII: Sections 8.01, 8.02 (with subsection (a)(ii) and (a)(iii) thereof being deemed to refer to the address of the Lender at “JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Floor 3, Ops 2, Newark, DE, 19713, Attention of Qian Jiang (Telecopy No. (302) 634-1521; Fax No. (302) 634-1417), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Vanessa Chiu (Telecopy No. (212) 270-5100)), 8.03, 8.04 (other than paragraph (c) thereof), 8.05 (other than the first proviso therein), 8.06, 8.07 (but with references to “Lender” in clause (b)(iii) of such Section being deemed to refer to “Lenders” under the Existing Credit Agreement, and subject to the provisions of Section 1.09 below, which will control in the event of any inconsistency between such provisions and the provisions of Section 8.07 as incorporated by reference herein) and 8.08 through 8.14.

SECTION 1.09. Assignments. In the event the Lender shall assign all or any portion of its Commitment and outstanding Advances to another financial institution as provided in Section 8.07 of the Existing Credit Agreement as incorporated by reference herein, then notices and payments to the assignee hereunder shall be given or sent to such addresses or accounts as the assignee shall specify in one or more notices to the Borrower and, if such assignment shall be a partial assignment, to the Lender. In the event of a partial assignment by the Lender of its Commitment and outstanding Advances, then (a) each of the Lender and its assignee shall be a “Lender” hereunder with a “Commitment” equal to the portion of the original Commitment retained by or assigned to it and shall have the rights and obligations of a Lender with respect to the Commitment and Advances held by it; (b) all provisions of the Existing Credit Agreement related to the making of payments and the furnishing of notices by, to or through the Agent, the making of determinations and granting of approvals by the Agent and the duties, indemnification, reimbursement and exculpation of the Agent, or otherwise benefitting the Agent (including, without limitation, Article VII of the Existing Credit Agreement), shall without further act be incorporated by reference herein mutatis mutandis notwithstanding any other provision herein to the contrary, and all references in such incorporated provisions to “Citibank” in its capacity as Agent shall be deemed to be references to the original Lender, which shall for all purposes constitute and perform the duties of the Agent for itself and the other Lender or Lenders under this Agreement (but shall receive no fee from the Borrower for performing such duties); (c) the reference to the “Lender” in the definition of Eurodollar Rate shall be deemed to refer to the Agent and (d) Section 2.18 of the Existing Credit Agreement shall without further act be incorporated by reference herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

J.P.Morgan Chase Bank n.a.,

by
/s/Vanessa Chiu
Name: Vanessa Chiu
Title: Executive Director

Accepted and Agreed to as of the date first appearing above:

CELGENE CORPORATION,

by	/s/Jonathan Biller
Name: Jonathan Biller
Title: SVP, Tax and Treasury